                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     ENERGY EAST CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                            ENERGY EAST CORPORATION
                                ALBANY, NEW YORK

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 2000

                            ------------------------

To the Holders of Common Stock of
Energy East Corporation:

    You are cordially invited to attend the Annual Meeting of Stockholders of Energy East Corporation which will be held at the Citicorp/Citibank Auditorium, 12th Floor, 399 Park Avenue, New York, New York on May 19, 2000 at 10:30 A.M. (Eastern Daylight Saving Time). The meeting is being held for the following purposes:

    (1) To elect four directors to serve in Class II for a term expiring at the 2003 Annual Meeting;

    (2) To consider and approve for adoption the 2000 Stock Option Plan;

and for the transaction of any other business properly brought before the meeting or any adjournment thereof.

    Holders of record of Common Stock at the close of business on March 20, 2000 will be entitled to notice of and to vote at the meeting.

    Whether or not you expect to be present at the Annual Meeting, we request that you mark, sign and date the accompanying form of proxy and return it in the enclosed envelope. The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, if you attend the Annual Meeting.

                      By Order of the Board of Directors,

                                          Daniel W. Farley
                                          SECRETARY

Dated: March 28, 2000

Please mark, sign and date the enclosed proxy and return it in the envelope enclosed for your convenience.

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 2000

                            ------------------------

    This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Energy East Corporation (the "Company"), to be used at the Company's Annual Meeting of Stockholders to be held on May 19, 2000, at the Citicorp/Citibank Auditorium, 12th Floor, 399 Park Avenue, New York, New York. This statement and the form of proxy were first mailed to holders of Common Stock on or about March 28, 2000. The mailing address of the Company's principal executive office is P.O. Box 12904, Albany, New York 12212-2904.

ANNUAL REPORT

    An Annual Report to Stockholders for the year ended December 31, 1999, including consolidated financial statements, has been mailed to all stockholders of record. The Annual Report is not a part of this Proxy Statement.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

    The close of business on March 20, 2000 (the "Record Date") has been fixed as the date for determining the holders of Common Stock entitled to vote at the meeting. As of the Record Date, the Company had outstanding 118,410,345 shares of Common Stock. Holders of Common Stock have cumulative voting rights for the election of directors and one vote per share for all other purposes. Cumulative voting means that the total number of votes which you may cast for the election of directors of a given class shall equal the number of directors in such class to be elected multiplied by the number of shares held, and you may cast all of such votes for a single nominee for director or you may distribute them among all or several nominees in such class, as you see fit.

    The proxy represents the number of shares registered in your name as well as the number of whole shares credited to your account under the Company's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"). If you are an employee of the Company or any subsidiary and participate in the Tax Deferred Savings Plans of New York State Electric & Gas Corporation ("NYSEG") or in The Southern Connecticut Gas Company Target Plan, the proxy constitutes an instruction for the trustees of such plans to vote the whole shares in your account in such plans in the manner specified on the proxy.

    In voting for Proposal 1 (the election of directors), you may vote in favor of all nominees or withhold your votes as to all, or as to specific, nominees. The four nominees receiving the highest number of affirmative votes cast, in person or by proxy, by holders of Common Stock entitled to vote shall be elected to serve as directors. As a result, votes that are withheld will not be counted and will have no effect on the vote in connection with the election of directors. In voting for Proposal 2 (the adoption of the 2000 Stock Option
Plan), you may vote in favor of, or against, or may abstain from voting on such proposal. The vote required to approve Proposal 2 is the affirmative vote of a majority of the votes cast, in person or by proxy, by holders of Common Stock entitled to vote, provided a majority of the outstanding Common Stock has cast a vote. As a result, abstentions will be voted neither "for" nor "against" and will have no effect on the vote in connection with Proposal 2.

    Under the rules of the New York Stock Exchange ("NYSE"), member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Under the rules of the NYSE, Proposal 2 is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Such "broker non-votes" will not be considered as votes cast in determining the outcome of Proposal 2. Accordingly, such "broker non-votes" will have no effect on the vote in connection with Proposal 2.

    In determining whether a quorum is present, all duly executed proxies (including those marked "abstain" or "withhold") will be counted. Broker non-votes will not be counted for purposes of determining whether a quorum is present.

            PROPOSAL 1: ELECTION OF DIRECTORS (Item 1 on Proxy Card)

    Your Board of Directors currently consists of ten directors divided into three classes. One class of directors is elected at each annual meeting of stockholders for a term expiring at the third succeeding annual meeting of stockholders.

    The nominees for election at this Annual Meeting to serve as directors in Class II for a term expiring at the 2003 Annual Meeting of Stockholders and thereafter until their successors shall be elected and shall qualify are: Joseph
J. Castiglia, Lois B. DeFleur, Walter G. Rich and Wesley W. von Schack.
Dr. DeFleur and Messrs. Castiglia, Rich and von Schack were elected to Class II for a term expiring at the 2000 Annual Meeting of Stockholders.

    Unless otherwise specified on the proxy, shares represented by proxies in the accompanying form received on behalf of the Board of Directors will be voted for the election of Joseph J. Castiglia, Lois B. DeFleur, Walter G. Rich and Wesley W. von Schack. Proxy holders reserve the right to exercise cumulative voting rights and to cast the votes at the meeting in such manner, and for such lesser number of said nominees, as they may deem best, in order, so far as possible, to secure the election of said nominees. While it is not anticipated that any of the nominees will be unable to qualify or accept office, if one or more should be unable to do so, the proxy holders reserve the right to vote for any substitute nominee or nominees designated by the Board of Directors.

    During 1999, there were fourteen meetings of the Board of Directors. All of the directors attended 75% or more of the total number of meetings of the Board of Directors and the Committees of the Board on which they served.

    The following sets forth information for each nominee for election at this Annual Meeting and for each director continuing in office.

                      CLASS II
                      DIRECTORS NOMINATED FOR TERMS EXPIRING IN 2003

[PHOTO]

                      JOSEPH J. CASTIGLIA
                      FORMER VICE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      OF PRATT & LAMBERT UNITED, INC., BUFFALO, NY. Business
                      Consultant and Private Investor, JBC Enterprises, East
                      Aurora, NY. Chairman, Catholic Health System of Western New
                      York, Buffalo, NY; Chairman, Blue Cross & Blue Shield of
                      Western New York, Inc., Buffalo, NY. Director of: NYSEG,
                      Ithaca, NY; Vision Group of Funds and Vision Fiduciary
                      Funds, Inc., Buffalo, NY; Sevenson Environmental Services,
                      Inc., Niagara Falls, NY; and Community Foundation for
                      Greater Buffalo, Buffalo, NY. Mr. Castiglia was Vice
                      Chairman, President and Chief Executive Officer of Pratt &
                      Lambert United, Inc. from August 1994 until his retirement in January 1996. Prior to that time, he was President and Chief Executive Officer of Pratt & Lambert, Inc. from 1989 until July 1994, at which time the company was merged with United Coatings, Inc. Mr. Castiglia, 65, has been a director of Energy East Corporation since April 1998 and a director of NYSEG since 1995.

[Photo]

                      LOIS B. DEFLEUR
                      PRESIDENT OF THE STATE UNIVERSITY OF NEW YORK AT
                      BINGHAMTON,(1) BINGHAMTON, NY. Director of: NYSEG, Ithaca,
                      NY; Broome County Chamber of Commerce, Binghamton, NY; and
                      WSKG Public Television and Radio, Binghamton, NY; Director's
                      Advisory Council, M&T Bank-Southern Division, Endicott and
                      Ithaca, NY. Dr. DeFleur, 63, has been President of the State
                      University of New York at Binghamton since 1990, and has been a director of Energy East Corporation since its formation and a director of NYSEG since 1995.

[Photo]

                      WALTER G. RICH
                      CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND A DIRECTOR
                      OF DELAWARE OTSEGO CORPORATION, COOPERSTOWN, NY, AND ITS
                      SUBSIDIARY, THE NEW YORK, SUSQUEHANNA & WESTERN RAILWAY
                      CORPORATION. Director of: NYSEG, Ithaca, NY; Security Mutual
                      Life Insurance Company of New York, Binghamton, NY; and New
                      York Business Development Corporation, Albany, NY. He is a member of the Franklin Industrial Advisory Board of the Syracuse University School of Management, Syracuse, NY; and appointed by the Governor as a member of the New York State
                      Public Transportation Safety Board, Albany, NY. Mr. Rich,
                      54, has been a director of Energy East Corporation since its formation and a director of NYSEG since 1997.

[Photo]

                      WESLEY W. VON SCHACK
                      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF ENERGY
                      EAST CORPORATION, ALBANY, NY. Chairman of the Board of
                      Directors of NYSEG, Ithaca, NY. Director of: Mellon Bank
                      Corporation and Mellon Bank, N.A., Pittsburgh, PA; RTI
                      International Metals, Inc., Niles, OH; AEGIS Insurance
                      Services, Inc., Jersey City, NJ; and Business Council of New
                      York State, Albany, NY. Vice Chairman of Peconic Land Trust,
                      Inc., Long Island, NY. Mr. von Schack was Chairman,
                      President and Chief Executive Officer of NYSEG from
                      September 1996 to April 1999. Prior to August 1996, he was
                      Chairman, President, Chief Executive Officer and a director of DQE, Inc. and Duquesne Light Company. Mr. von Schack, 55, has been Chairman, President, Chief Executive Officer and a director of Energy East Corporation since its formation and a director of NYSEG since September 1996.

                      CLASS III
                      DIRECTORS WHOSE TERMS EXPIRE IN 2001

[PHOTO]

                      RICHARD AURELIO
                      FORMER PRESIDENT OF TIME WARNER CABLE GROUP, NYC, AND NY1
                      NEWS AND SENIOR ADVISOR TO THE CHAIRMAN AND CEO OF TIME
                      WARNER, INC., NEW YORK, NY. Director of: NYSEG, Ithaca, NY;
                      The Citizens Committee for New York City, Inc., New York,
                      NY; and the Javits Foundation, New York, NY. Mr. Aurelio was a Time Warner executive from 1979 through 1998. Prior to that time, he served as deputy mayor of New York City during the Lindsay administration, as an administrative assistant to U.S. Senator Jacob K. Javits, as news editor of Newsday and a public relations executive. Mr. Aurelio, 71, has been a director of Energy East Corporation since its formation and a director of NYSEG since 1997.

[Photo]

                      JAMES A. CARRIGG
                      FORMER CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
                      NYSEG, ITHACA, NY. Director of: NYSEG, Ithaca, NY; and
                      Security Mutual Life Insurance Company of New York,
                      Binghamton, NY. Trustee of: Dr. G. Clifford & Florence B.
                      Decker Foundation, Binghamton, NY; and the Public Policy
                      Institute of the Business Council of New York State, Albany,
                      NY. Mr. Carrigg was Chairman, President and Chief Executive
                      Officer of NYSEG from January 1991 to September 1996, and was Chairman and Chief Executive Officer of NYSEG from May
                      1988 to December 1990. Prior to that time, he was President and Chief Operating Officer of NYSEG. Mr. Carrigg, 66, has been a director of Energy East Corporation since April 1998 and a director of NYSEG since 1983.

[Photo]

                      PAUL L. GIOIA
                      OF COUNSEL, LEBOEUF, LAMB, GREENE & MACRAE,(2) ALBANY, NY;
                      ATTORNEYS AT LAW. Director of NYSEG, Ithaca, NY; and Trustee of Berkshire Energy Resources, Pittsfield, MA. Mr. Gioia was a Senior Vice President of First Albany Corporation from May
                      1987 to October 1993. Prior to that time, he served as a member and was Chairman of the Public Service Commission of the State of New York and also served as a member of the New
                      York State Energy Research and Development Authority. Mr.
                      Gioia, 57, has been a director of Energy East Corporation since April 1998 and a director of NYSEG since 1991.
[Photo]

                      BEN E. LYNCH
                      PRESIDENT OF WINCHESTER OPTICAL COMPANY, ELMIRA, NY.
                      Director of NYSEG, Ithaca, NY. Past Chairman of Arnot-Ogden
                      Medical Center, Elmira, NY; Past President of Horseheads
                      Board of Education, Horseheads, NY. Former Trustee of the
                      Pennsylvania College of Optometry, Philadelphia, PA; and of the Optometric Center of New York Foundation, New York, NY.
                      Mr. Lynch, 62, has been President of Winchester Optical
                      Company since 1965, and has been a director of Energy East
                      Corporation since April 1998 and a director of NYSEG since
                      1987.

                      CLASS I
                      DIRECTORS WHOSE TERMS EXPIRE IN 2002
[PHOTO]

                      ALISON P. CASARETT
                      DEAN EMERITUS, CORNELL UNIVERSITY, ITHACA, NY. Emeritus
                      Professor of Radiation Biology, New York State College of
                      Veterinary Medicine, Cornell University. Director of NYSEG,
                      Ithaca, NY. Dr. Casarett was Special Assistant to the
                      President of Cornell University from August 1993 to June
                      1995. Prior to that time, she was the Dean of The Graduate
                      School at Cornell University. Dr. Casarett, 69, has been a director of Energy East Corporation since April 1998 and a director of NYSEG since 1979.
[Photo]

                      JOHN M. KEELER
                      OF COUNSEL, HINMAN, HOWARD & KATTELL, LLP,(2) BINGHAMTON,
                      NY; ATTORNEYS AT LAW. Director of: NYSEG, Ithaca, NY;
                      Security Mutual Life Insurance Company of New York,
                      Binghamton, NY; the Stuart and Willma Hoyt Foundation,
                      Binghamton, NY; and the Harriet L. Dickenson Foundation,
                      Binghamton, NY. Chairman, The Binghamton University
                      Foundation, Binghamton, NY; Past President of Broome County
                      Bar Association and of Broome County United Way, both of
                      Binghamton, NY. Mr. Keeler, 66, has been a director of Energy East Corporation since April 1998 and a director of NYSEG since 1989.

------------------------

(1) In 1999, NYSEG sold an office building to the State University of New York at Binghamton, of which Dr. DeFleur is President, for $6,150,000. NYSEG had three independent appraisals prepared and negotiated a purchase price which fell within the range of the established appraisal values.

(2) The law firms of which Mr. Gioia and Mr. Keeler are of counsel provided legal services to the Company in 1999 and are expected to provide legal services to the Company in 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table indicates the amount and percentage of equity securities of the Company beneficially owned by each person known to the Company to be the owner of more than 5% of the Company's equity securities.

                                                                 COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED   PERCENT OF CLASS
------------------------------------                          ------------------   ----------------
Harvard Management Company, Inc.*...........................       6,237,900              5.6%
600 Atlantic Avenue
Boston, MA 02210

------------------------

* Based on an amendment to Schedule 13G filed with the Securities and Exchange Commission ("SEC") for the period ended December 31, 1999. The shares were acquired in the ordinary course of business and not for the purpose of changing or influencing the control of the Company. Harvard Management Company, Inc., an endowment fund, has sole voting power and sole disposition power with respect to all of the shares.

    The following table indicates the number of shares of Common Stock and Common Stock equivalent units beneficially owned as of February 11, 2000 by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere herein, and by the 15 current directors and executive officers as a group and the percent of the outstanding securities so owned.

                                       COMMON STOCK                         TOTAL COMMON STOCK
                                       BENEFICIALLY      COMMON STOCK        AND COMMON STOCK     PERCENT
NAME                                     OWNED(1)     EQUIVALENT UNITS(2)   EQUIVALENT UNITS(3)   OF CLASS
----                                   ------------   -------------------   -------------------   --------
Richard Aurelio......................       2,000             3,446                  5,446           (4)
James A. Carrigg.....................      31,162            18,119                 49,281           (4)
Alison P. Casarett...................       1,118            23,171                 24,289           (4)
Joseph J. Castiglia..................      10,000             6,541                 16,541           (4)
Lois B. DeFleur......................         600             6,541                  7,141           (4)
Michael I. German....................     230,831            28,539                259,370           (4)
Paul L. Gioia........................       5,472             8,330                 13,802           (4)
Kenneth M. Jasinski..................     171,065            14,993                186,058           (4)
John M. Keeler.......................       2,683            14,540                 17,223           (4)
Robert D. Kump.......................      71,009             3,767                 74,776           (4)
Ben E. Lynch.........................       2,438            14,119                 16,557           (4)
Walter G. Rich.......................       2,000             3,446                  5,446           (4)
Robert E. Rude.......................      67,924             3,720                 71,644           (4)
Wesley W. von Schack.................     465,678            60,451                526,129           (4)
15 current directors and executive
  officers as a group................   1,144,188           216,602              1,360,790           (4)

------------------------

(1) Includes shares of Common Stock, which may be acquired through the exercise of stock options, which are exercisable currently. The persons who have such options and the number of shares which may be acquired are as follows: Mr. German, 207,583; Mr. Jasinski, 166,665; Mr. Kump, 66,666; Mr. Rude, 61,666; Mr. von Schack, 433,332; and all executive officers as a group, 1,009,189.

(2) Includes Common Stock equivalent units granted under the Long-Term Executive Incentive Share Plan ("LTEISP") and the Director Share Plan for non-employee directors for which the director, nominee or executive officer does not have voting rights.

(3) Total Common Stock and Common Stock equivalent units have been adjusted to reflect the two-for-one stock split of the Company's Common Stock on April 1, 1999.

(4) Less than 3/4 of 2% of the outstanding Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons holding ten percent or more of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Such reporting persons are also required to provide the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established by SEC regulations. Based solely on its review of the copies of the reports received by it and certain written representations from certain reporting persons, the Company believes that during 1999 all filing requirements were satisfied by its directors and executive officers.

STOCK PERFORMANCE GRAPH

    The yearly change in the cumulative total stockholder return on the Company's Common Stock during the five years ending December 31, 1999, compared with the cumulative total return on the Standard & Poor's Utilities Index and Standard & Poor's 500 Index, assuming $100 was invested on December 31, 1994, and assuming reinvestment of dividends, is shown by the following:

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
              ENERGY EAST CORPORATION, S&P UTILITIES, AND S&P 500

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          ENERGY EAST  S&P UTILITIES  S&P 500
12/31/94         $100           $100     $100
12/31/95         $145           $142     $138
12/31/96         $129           $146     $169
12/31/97         $224           $183     $226
12/31/98         $371           $210     $290
12/31/99         $282           $191     $351

                                                     12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
                                                     --------   --------   --------   --------   --------   --------
Energy East Corporation............................    $100       $145       $129       $224       $371       $282
Standard & Poor's Utilities........................    $100       $142       $146       $183       $210       $191
Standard & Poor's 500..............................    $100       $138       $169       $226       $290       $351

EXECUTIVE COMPENSATION

    Compensation for services to the Company and its subsidiaries for each of the last three fiscal years of the chief executive officer and the next four highest compensated executive officers of the Company who served in such capacities on December 31, 1999, is shown by the following:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                                     ----------------------------
                                              ANNUAL COMPENSATION      AWARDS         PAYOUTS
          NAME AND                           ---------------------    OPTIONS/       LONG-TERM         ALL OTHER
     PRINCIPAL POSITION          YEAR         SALARY      BONUS      SARS (#)(1)   INCENTIVE PLAN   COMPENSATION(2)
     ------------------        --------      --------   ----------   -----------   --------------   ---------------
Wesley W. von Schack.........    1999        $661,218   $1,764,400     200,000        $617,616          $55,819
  Chairman, President and        1998         575,000      283,475     200,000               0           47,006
  Chief Executive Officer        1997         575,000      257,677     138,000               0           66,641

Kenneth M. Jasinski..........    1999         409,487      371,875     100,000               0                0
  Executive Vice President       1998(3)      252,885      111,750     100,000               0                0
  and General Counsel            1997               0            0           0               0                0

Michael I. German............    1999         409,487      256,222     100,000         245,786            6,150
  Senior Vice President          1998         323,878      120,750     110,918               0            5,000
                                 1997         237,500       74,375      60,000               0            6,075

Robert D. Kump...............    1999         151,939       78,375      40,000               0            2,460
  Vice President and             1998         132,223       31,500      30,000               0            2,177
  Treasurer                      1997         121,100       22,706      18,000               0            3,525

Robert E. Rude...............    1999         149,551       76,000      40,000               0            2,280
  Vice President and             1998         127,580       42,000      30,000               0            1,905
  Controller                     1997         107,833       23,000      18,000               0            3,147

------------------------

(1) The awards of stock options/SARs have been adjusted to reflect the two-for-one stock split of the Company's Common Stock on April 1, 1999.

(2) In 1999, the Company contributed for Messrs. von Schack, German, Kump, and Rude, $2,400, $2,400, $2,100, and $2,100, respectively, under the Tax Deferred Savings Plan. The Company contributed for Messrs. German, Kump and Rude, $3,750, $360 and $180, respectively, under the Employees' Stock Purchase Plan. For Mr. von Schack, $3,233 represents the dollar value of the term portion, and $50,186 represents the benefit, projected on an actuarial basis, of the whole-life portion of a premium paid for a life insurance policy.

(3) Compensation data for Mr. Jasinski is provided only for a portion of 1998 because his employment commenced April 29, 1998.

         LONG-TERM INCENTIVE PLAN AWARDS(1) IN LAST FISCAL YEAR (1999)

                                                       PERFORMANCE       ESTIMATED FUTURE PAYOUT UNDER
                                                        OR OTHER          NON-STOCK PRICE-BASED PLANS
                                         NUMBER OF    PERIOD UNTIL    ------------------------------------
                                        PERFORMANCE   MATURATION OR   THRESHOLD      TARGET      MAXIMUM
NAME                                      SHARES         PAYOUT       SHARES (#)   SHARES (#)   SHARES (#)
----                                    -----------   -------------   ----------   ----------   ----------
Wesley W. von Schack..................     8,616        1999-2001       2,154         8,616       12,924

Kenneth M. Jasinski...................     4,081        1999-2001       1,020         4,081        6,122

Michael I. German.....................     6,194        1999-2001       1,549         6,194        9,291

Robert D. Kump........................     1,049        1999-2001         262         1,049        1,574

Robert E. Rude........................     1,049        1999-2001         262         1,049        1,574

------------------------

(1) Pursuant to the LTEISP, participants, including executive officers of the Company, were granted a certain number of Performance Shares in 1999 depending upon their position. Performance Shares granted earn dividend equivalents in the form of additional Performance Shares. Payments representing the cash value of a certain percentage of the Performance Shares are made at the end of each three-year Performance Cycle and are based on the Company's ranking with respect to its three-year average total stockholder return as compared to the top 100 utilities by revenue. A new Performance Cycle begins on January 1 of each year. Achievement of a ranking of 65th will result in the payment of the cash value of 25% (threshold amount) of the Performance Shares. Achievement of a ranking of 50th will result in the payment of the cash value of 100% (target amount) of the Performance Shares. Achievement of a ranking of 20th will result in the payment of the cash value of 150% (maximum amount) of the Performance Shares. There will be no payments, however, if the Company's ranking is below 65th. The value of the Performance Shares will be measured by reference to the average of the daily closing prices of a share of Common Stock for the last five trading days of the Performance Cycle. The Performance Shares have been adjusted to reflect the two-for-one stock split of the Company's Common Stock on April 1, 1999.

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (1999)

                                                                 INDIVIDUAL GRANTS
                                         ------------------------------------------------------------------
                                         NUMBER OF    PERCENTAGE OF
                                         SECURITIES       TOTAL
                                         UNDERLYING   OPTIONS/SARS
                                          OPTIONS/     GRANTED TO
                                            SARS        EMPLOYEES     EXERCISE OR                GRANT DATE
                                          GRANTED       IN FISCAL     BASE PRICE    EXPIRATION    PRESENT
NAME                                        #(1)          YEAR          ($/SH)         DATE       VALUE(2)
----                                     ----------   -------------   -----------   ----------   ----------
Wesley W. von Schack...................   200,000         17.82%       $26.7188       2/19/09     $982,000
Kenneth M. Jasinski....................   100,000          8.91%        26.7188       2/19/09      491,000
Michael I. German......................   100,000          8.91%        26.7188       2/19/09      491,000
Robert D. Kump.........................    40,000          3.56%        26.7188       2/19/09      196,400
Robert E. Rude.........................    40,000          3.56%        26.7188       2/19/09      196,400

------------------------

(1) Pursuant to the 1997 Stock Option Plan, participants were granted Options to purchase a specified number of shares of Common Stock at specified exercise prices. These Options were granted in tandem with Stock Appreciation Rights and are for a term of ten years from the date of grant. The exercise price of an Option or tandem Stock Appreciation Right may not be less than 100% of the closing price of a share of Common Stock determined on the last trading date before such Option and tandem Stock Appreciation Right are granted. The exercise of an Option or a tandem Stock Appreciation Right will result in a corresponding cancellation of the related Stock Appreciation Right or Option to the extent of the number of shares of Common Stock as to which the Option or the Stock Appreciation Right was exercised. Replacement Options are granted to participants at the time of an exercise of an Option to the extent that all or any portion of the Option exercise price or taxes incurred in connection with the exercise of the Option are paid for by using other common shares of the Company or by the withholding of the Company's common shares. The Replacement Option is granted for the number of shares the participant tenders to pay the exercise price or taxes incurred. Replacement Options will first be exercisable no earlier than six months from the date of their grant and will have an expiration date equal to the expiration date of the original Option. The Options are transferable to family members and certain entities under certain circumstances. The Options and tandem Stock Appreciation Rights were granted on February 19, 1999 and are exercisable in three installments regarding the original number of Options granted as follows: (a) in aggregate as to no more than 33 1/3% on their grant date, February 19, 1999; (b) in aggregate as to no more than 66 2/3% on January 1, 2000; and (c) on January 1, 2001 as to 100% of all Options which have not been previously exercised. The Options and the tandem Stock Appreciation Rights have been adjusted to reflect the two-for-one stock split of the Company's Common Stock on April 1, 1999.

(2) There is no assurance the value realized will be at or near the value estimated by the Black-Scholes option-pricing model. The current value is zero. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 24.16%; risk-free interest rate, 5.43%; and an expected term before exercise of 10 years. Should the Company's Common Stock double in value over the ten-year option term (from $26.7188 per share to $53.4376 per share), stockholder value would increase an estimated $2,921,511,825, while the value of grants to individuals listed in the Option/SAR Grants table would increase an estimated $12,825,024 or 0.44% of the total gain realized by all stockholders.

         AGGREGATED OPTION/SAR EXERCISES(1) IN LAST FISCAL YEAR (1999)
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                   NUMBER OF SHARES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS/SARS AT FISCAL       IN-THE-MONEY OPTIONS/SARS
                                    SHARES                           YEAR-END (#)              AT FISCAL YEAR-END(3)
                                 ACQUIRED ON       VALUE      ---------------------------   ---------------------------
NAME                             EXERCISE (#)   REALIZED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             ------------   -----------   -----------   -------------   -----------   -------------
Wesley W. von Schack...........         0         $    0        233,332        266,668      $1,185,415       $383,335

Kenneth M. Jasinski............         0              0         66,665        133,335          24,999         50,001

Michael I. German..............         0              0        107,584        133,335         393,957        191,668

Robert D. Kump.................     5,000         86,875         23,333         46,667          28,750         57,500

Robert E. Rude.................     5,000         51,407         18,333         46,667          14,375         57,500

------------------------

(1) The Options/SARs have been adjusted to reflect the two-for-one stock split of the Company's Common Stock on April 1, 1999.

(2) The "Value Realized" is equal to the difference between the Option exercise price and the closing price of a share of Common Stock on the NYSE on the date of exercise.

(3) The "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End" is equal to the difference between the Option exercise price and the closing price of $20.8125 a share of Common Stock on the NYSE on December 31, 1999.

PENSION PLAN TABLE

    The following table sets forth the maximum retirement benefits payable to executive officers who retire at age 60 or later, in specified compensation and years of service classifications, pursuant to the Retirement Benefit Plan and the Supplemental Executive Retirement Plan ("SERP") as they presently exist, and assuming no optional payment form is elected. The amounts listed below reflect the deduction for Social Security benefits. There are no other offset amounts.

AVERAGE                                                              YEARS OF SERVICE
ANNUAL                                  --------------------------------------------------------------------------
SALARY*                                    10         15         20         25         30         35        40**
-------                                 --------   --------   --------   --------   --------   --------   --------
$850,000..............................  384,400    429,100    473,700    518,300    562,900    607,600    652,200
 800,000..............................  360,800    402,800    444,800    486,800    528,800    570,800    612,800
 750,000..............................  337,200    376,600    415,900    455,300    494,700    534,100    573,400
 700,000..............................  313,600    350,300    387,100    423,800    460,600    497,300    534,100
 650,000..............................  289,900    324,100    358,200    392,300    426,400    460,600    494,700
 600,000..............................  266,300    297,800    329,300    360,800    392,300    423,800    455,300
 550,000..............................  242,700    271,600    300,400    329,300    358,200    387,100    415,900
 500,000..............................  219,100    245,300    271,600    297,800    324,100    350,300    376,600
 450,000..............................  195,400    219,100    242,700    266,300    289,900    313,600    337,200
 400,000..............................  171,800    192,800    213,800    234,800    255,800    276,800    297,800
 350,000..............................  148,200    166,600    184,900    203,300    221,700    240,100    258,400
 300,000..............................  124,600    140,300    156,100    171,800    187,600    203,300    219,100
 250,000..............................  100,900    114,100    127,200    140,300    153,400    166,600    179,700
 200,000..............................   77,300     87,800     98,300    108,800    119,300    129,800    140,300
 150,000..............................   53,700     61,600     69,400     77,300     85,200     93,100    100,900

------------------------

* Average of the salaries (not including amounts listed under "Bonus," "Long-Term Compensation Awards, Options/SARs," "Long-Term Compensation Payouts, Long-Term Incentive Plan," and "All Other Compensation" in the Summary Compensation Table) for the five highest paid consecutive years during the last ten years of employment service. The average of the highest three years of salary within the last ten years of employment for the SERP was assumed to be 5% higher than each salary shown.

** Maximum years of employment service for Retirement Benefit Plan and SERP purposes.

    The Retirement Benefit Plan provides retirement benefits for hourly and salaried employees, including executive officers of the Company and certain subsidiaries, based on length of service and the average for the five highest paid consecutive years during the last ten years of employment service. The Retirement Benefit Plan is non-contributory and is funded under a trust arrangement and an insurance contract. Amounts paid into the Retirement Benefit Plan are computed on an actuarial basis. The Retirement Benefit Plan provides for normal or early retirement benefits.

    The SERP provides that all salaried employees, including executive officers of the Company and certain subsidiaries, shall receive the full benefits of the Retirement Benefit Plan without regard to any limitations imposed by the federal tax law and by including certain amounts deferred under the Deferred Compensation Plan for Salaried Employees. In addition, it provides that officers and certain other key employees of the Company and certain subsidiaries, who have at least ten years of service, who have served in key capacities for at least five years and who retire at age 60 or later, shall receive a total retirement benefit (including benefits under the Retirement Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three years of salary within the last ten years of employment.

    Messrs. von Schack and Jasinski each have an agreement with the Company and Mr. German has an agreement with the Company and NYSEG which provide that, for purposes of the Retirement Benefit Plan and the SERP, they each will be credited with three years of service for each year actually worked, provided that they each are employed by the Company or NYSEG for at least five years. In addition, if Mr. von Schack retires from the Company after his sixtieth birthday, he will be credited with the maximum years of employment service for Retirement Benefit Plan and SERP purposes. Mr. von Schack was employed commencing September 9, 1996, Mr. Jasinski was employed commencing April 29, 1998 and Mr. German was employed commencing December 5, 1994.

    Messrs. von Schack, Jasinski, German, Kump and Rude have 3, 2, 15, 13, and 23 credited years of service, respectively, under the Retirement Benefit Plan and SERP.

EMPLOYMENT, CHANGE IN CONTROL AND OTHER ARRANGEMENTS

    The Company has entered into employment agreements with Messrs. von Schack and Jasinski each for a term ending April 22, 2003, and the Company and NYSEG have entered into an employment agreement with Mr. German for a term ending February 28, 2003. Mr. von Schack's agreement provides for his employment as Chairman, President and Chief Executive Officer of the Company, Mr. Jasinski's agreement provides for his employment as Executive Vice President and General Counsel of the Company and Mr. German's agreement provides for his employment as Senior Vice President of the Company and President and Chief Operating Officer of NYSEG. Each agreement provides for automatic one-year extensions unless either party to an agreement gives notice that such agreement is not to be extended. Each agreement was unanimously approved by the Board of Directors and provides for, among other things, a base salary of $700,000 for Mr. von Schack, $425,000 for Mr. Jasinski and $425,000 for Mr. German, subject to increase by the Board of Directors, and in the case of Mr. von Schack, the payment of the annual premium on a life insurance policy (the "Life Insurance Policy") on his life and special bonuses of $1,000,000 payable in 1999 and $700,000 payable in 2000 and in 2001. The agreements also provide for eligibility for participation in the Company's or NYSEG's other compensation and benefit plans and for certain payments in the event of the termination of employment due to disability.

    The agreements also provide that, if, generally, the officer's employment is terminated either by the Company without cause or, within two years following a change in control of the Company, by the officer for good reason, he will receive a lump-sum payment equal to three times the sum of (i) his then-annual base salary and (ii) an award under the Annual Executive Incentive Plan ("AEIP") for the year in which the termination occurs. In the event of such termination, the officer's life (other than the Life Insurance Policy), disability, accident and health insurance benefits will continue for a period of thirty-six months, and, in the case of Mr. von Schack, the Company will make a lump-sum premium payment so that no future premiums are due on the Life Insurance Policy. In addition, the executive will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that there will be no duplication of payments made pursuant to the agreements and the AEIP. Also, in the event of such termination, the officer will be given additional age credit and maximum service credit under the SERP and the present value of any SERP benefits will be paid in a lump sum to the officer, unless the officer elects to receive such SERP benefits in the manner provided in the SERP. In the event that any payments made under the agreement or otherwise would subject the officer to federal excise tax or interest or penalties with respect to such federal excise tax, he will be entitled to be made whole for the payment of any such taxes, interest or penalties.

    Messrs. Kump and Rude each have a severance agreement in order to provide for certain payments if, generally, within two years following a change in control of the Company, the individual's employment is terminated either by NYSEG without cause or by the individual for good reason. The severance agreements have terms ending on December 31, 2001 with automatic one-year extensions unless either party to an agreement gives notice that the agreement is not to be extended. The agreements were unanimously approved by the Board of Directors of NYSEG. The benefits consist of a lump-sum severance payment equal to two times the sum of (i) the individual's then-annual base salary, and
(ii) any award under the AEIP with respect to the year immediately preceding the year in which the termination occurs. In the event of such termination, the individual's life, disability, accident and health insurance benefits will continue for a period of twenty-four months and the individual will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that there shall be no duplication of payments made pursuant to his agreement and the AEIP. Also, in the event of such termination, the individual will be given additional age and service credit under the SERP. In the event that any payments made on account of a change in control of the Company, whether under the agreement or otherwise, would subject the individual to federal excise tax or interest or penalties with respect to such federal excise tax, the individual will be entitled to be made whole for the payment of any such taxes, interest or penalties.

    Certain employees, including senior management of the Company and of NYSEG, have entered into Employee Invention and Confidentiality Agreements. The agreements provide for, among other things, payments (up to one year's salary) and certain health insurance premiums to the individual in the event that the individual's employment is terminated whether voluntarily or involuntarily, and the noncompetition and nonsolicitation provisions of the agreement prevent the individual from obtaining other appropriate employment, so long as he or she is not entitled to receive payments under a change in control severance agreement.

    In the event of a change in control of the Company, participants in the AEIP will be paid an amount which includes all earned but unpaid awards, a pro rata portion of any award with respect to the year in which such change in control occurs and an additional payment at the end of the year in which such change in control occurs, to the extent that the award earned under the normal terms of the AEIP exceeds the amount paid upon such change in control. In addition, participants in the LTEISP will be paid an amount which includes (i) the payment of awards for all cycles in progress at the time of such change in control, computed and paid out in full (rather than pro rata) and based on the assumption that the Company's performance was at the 50(th) percentile; and (ii) any amounts earned under the normal terms of the LTEISP through the end of each performance cycle, to the extent those amounts exceed the amounts paid at the time of such change in control. All change in control payments under the LTEISP are to be valued based on the change in control price of the Company's Common Stock. After a change in control of the Company, officers and certain key employees of the Company and certain subsidiaries who qualify, and whose employment is terminated at age 55 or later, other than for cause, shall receive a total retirement benefit as determined under the SERP.

    The Executive Compensation and Succession Committee of the Board of Directors in its discretion may take certain actions in order to preserve, in the event of a change in control of the Company, a participant's rights under an award issued pursuant to the 1997 Stock Option Plan or the Restricted Stock Plan.

    Grantor trusts have been established to provide for the payment of certain employee and director benefits, including severance benefits that might become payable after a change in control of the Company.

DIRECTORS' COMPENSATION

    Directors of the Company, other than officers of the Company or officers of any subsidiary of the Company, receive an annual retainer of $22,000, plus $1,000 for each directors' and committee meeting attended; provided that a director who is also a director of NYSEG shall receive the annual retainer from NYSEG rather than the Company. The Chairperson of each standing committee receives additional compensation of $1,000 for serving as Chairperson of such committee. Under the terms of the Deferred Compensation Plan for Directors, directors can elect to defer a portion or all of their compensation. Such deferred compensation, together with interest thereon, is payable in a lump sum or over a period of years following retirement as a director.

    Pursuant to the Director Share Plan for Directors, persons who are non-employee directors are eligible for certain benefits to be paid upon their ceasing to serve as directors of the Company. On each January 1, April 1, July 1, and October 1, all non-employee directors receive 300 Phantom Shares pursuant to the Director Share Plan. Phantom Shares granted earn dividend equivalents in the form of additional Phantom Shares. Upon a director ceasing to serve as a director of the Company, cash payments representing the value of the Phantom Shares held by the director are to be made to the director. The value of the Phantom Shares is to be determined by multiplying the number of Phantom Shares by the average of the daily closing prices of the Company's Common Stock for the five trading days preceding the date the director ceases to serve as a director. Under the terms of the Deferred Compensation Plan for the Director Share Plan, a director may defer a portion or all of the cash payment to be made under the Director Share Plan over a period of years following the director's ceasing to serve as a director.

COMMITTEES

    The Company's Board of Directors has an Audit Committee, a Nominating Committee, and an Executive Compensation and Succession Committee.

    The Audit Committee, which consists of Ben E. Lynch, Chairman, Lois B. DeFleur, Paul L. Gioia, and Walter G. Rich, had three meetings in 1999. The Audit Committee recommends the appointment of the independent accountants and reviews with them the audit plan and results of the audit. It also meets with the independent accountants, internal auditor and management to discuss the adequacy of the Company's system of internal controls and financial reporting, meets with the internal auditor to discuss the results of completed internal audits and meets with management to discuss the Company's Corporate Compliance Program, including the adequacy of management's compliance and enforcement efforts.

    The Nominating Committee, which consists of Richard Aurelio, Chairman, Lois
B. DeFleur, and John M. Keeler, had no meetings in 1999. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board of Directors. The Committee makes recommendations to the Board of Directors regarding criteria for nomination as a candidate to the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Nominating Committee should submit to the Secretary of the Company the name, a statement of qualifications and the written consent of any candidate. Recommendations will be brought to the attention of the Nominating Committee.

    The Executive Compensation and Succession Committee, which consists of Joseph J. Castiglia, Chairman, Richard Aurelio, and Ben E. Lynch, had four meetings in 1999. That Committee, among other things, recommends compensation for officers, awards under the AEIP and the LTEISP, and candidates for election as officers.

REPORT OF EXECUTIVE COMPENSATION AND SUCCESSION COMMITTEE

    The Executive Compensation and Succession Committee (the "Committee") is composed entirely of independent outside directors. Under the guidance of the Committee, the Company's general compensation policies are designed to manage the Company toward overall enhanced profitability and increased stockholder value. Accordingly, two principles underlying the Company's compensation policy for all senior managers, including Mr. von Schack and the other named executive officers, are (i) aligning the financial interests of senior managers with those of the Company's stockholders, and (ii) rewarding senior management for corporate and individual performance. These principles are reflected in the structure of the Company's compensation program for senior managers, which consists of three basic components: base salary, short-term incentive compensation awards and long-term incentive compensation awards. In creating and further refining this structure, the Committee has deliberately placed an increased emphasis on the at risk elements of compensation. The Committee believes that placing compensation at risk and linking such compensation to performance better aligns senior management's financial interests with those of the stockholders, which in turn supports the Company's overall objective of enhancing stockholder value.

    In general, base salaries are targeted at competitive levels, subject to adjustment by the Committee depending on the individual's performance, based on the Committee's general policy that senior management compensation should be competitive so as to attract and retain talented executives. In 1999 the Committee retained an independent consultant to review executive compensation data from certain utility and general industry companies. The Committee has in the past also reviewed certain salary surveys to assist in its decision-making. The Committee has also considered a number of quantitative and qualitative factors, including the Company's financial and operational achievements, the individual's experience, responsibilities and effectiveness in performing those responsibilities and in leading or helping the Company respond to the rapidly changing utility industry by developing and implementing effective short and long-term strategies.

    In 1999, earnings improved, the Company declared a two-for-one stock split and the dividend was increased by 5% in 1999 and by 5% again in early 2000. Despite the Company's generally strong financial results, however, the Company's Common Stock price declined in 1999. The Committee notes that generally, utility stocks performed poorly in 1999 as a result of rising interest rates and the market's focus on other industry sectors, such as high tech companies. Company performance was below industry performance in 1999. However, total five-year shareholder return exceeded the S&P Utilities Index by a wide margin. The Company continued to make excellent progress in restructuring and repositioning itself as a competitive energy industry continues to evolve. The Company successfully completed the sale of its coal-fired generation assets which eliminated the risk and uncertainty of stranded coal generation costs. The Company also entered into an agreement to sell its 18% interest in a nuclear generating facility which is intended to eliminate the risk of operating a nuclear generating facility. The Company continued to seek relief for its customers from onerous Non Utility Generator (NUG) contracts. The Company was forced to sign these contracts by state and federal governmental authorities. If these contracts were at competitive prices, customer prices on average would be significantly lower. In August 1999, the Company became the first company in New York State to offer full retail electricity access to its customers, thereby providing one of the most progressive retail access programs in the country. The Company also announced mergers with three gas companies and one electric company. Upon completion of the mergers, the Company will serve two million customers in upstate New York and New England, doubling its customer base. This expansion into neighboring states will allow the Company to promote competition and increase customer choice in the Northeast market and continue its transformation from a vertically integrated upstate New York utility into a super regional energy services and delivery company in the Northeast.

    In determining each officer's performance, including Mr. von Schack's, the Committee evaluated them within the context of the year experienced by the Company in terms of achieving the objectives of its 1999 operating plan, as well as their leadership in planning and implementing strategic and operating initiatives designed to increase the long-term value of the Company. NYSEG continues to provide superior service and has been applauded by customers and community leaders for its quick, efficient restoration of power following storms. The customer complaint rate continues to be the lowest of any electricity and natural gas company in New York State and the customer call center is among the best in the industry. The customer driven culture of the Company was illustrated when the American Gas Association and Edison Electric Institute presented NYSEG with a "best practices" award in recognition of the call center customer representatives' excellence in resolving customer inquiries. These results and individual performances are reflected in the at risk portion of senior management compensation for 1999. Since joining the Company in September 1996, Mr. von Schack has provided strong leadership, sharpened its strategic focus, successfully repelled a hostile takeover attempt which would have harmed customers, employees and stockholders, strengthened the long-term earnings potential of the Company and presided over a dramatic increase in the market value of the Company's Common Stock. In recognition of his extraordinary efforts and accomplishments, in 1999 the Committee approved a special cash bonus, payable over three years. His total compensation reflects the Committee's evaluation of his effective leadership and the Company's strong performance with him at the helm.

    The Company's executive officers participate in the AEIP, which provides for short-term cash performance incentive awards if certain annual goals are achieved. For 1999, annual performance incentive awards were based on earnings targets and individual performance objectives. Awards ranged from approximately 27% to 109% of the participant's base salary, depending upon the participant's position, and the performance levels achieved. See the Bonus column in the Summary Compensation Table, which includes performance incentive awards earned for 1999. The LTEISP, in which the Company's executive officers participate, provides for cash incentive awards based on the Company's long-term financial performance relative to the long-term financial performance of companies in the same industry. See the Long-Term Incentive Plan Awards table for a description of the LTEISP and performance share grants made in 1999 under the LTEISP. See the Long-Term Compensation Payouts Long-Term Incentive Plan column in the Summary Compensation Table for cash incentive payouts under the LTEISP in 1999. Awards under the 1997 Stock Option Plan and the Restricted Stock Plan are intended to more closely align the long-term financial interests of management with those of the Company's stockholders by providing long-term incentives to those individuals who can significantly affect the future growth and success of the Company. For example, should the Company's Common Stock double in value over the ten-year option term (from $26.7188 per share to $53.4376 per share), stockholder value would increase an estimated $2,921,511,825, while the value of the grants to the individuals listed in the Option/SAR Grants Table would increase an estimated $12,825,024 or 0.44% of the total gain realized by all stockholders. See the Option/SAR Grants Table for a description of the 1997 Stock Option Plan and awards made under the 1997 Stock Option Plan. No awards were made under the Restricted Stock Plan in 1999.

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of $1 million paid to a company's chief executive officer and each of the next four most highly compensated executive officers, except that qualifying performance-based compensation that meets certain specified criteria is not subject to
Section 162(m). The Committee believes, based on information currently available, that Section 162(m) limitations do not apply to awards made under the 1997 Stock Option Plan because the 1997 Stock Option Plan satisfies the requirements of Section 162(m) and was approved by Common Stockholders. The Committee has reviewed and will continue to review tax consequences as well as other relevant considerations when making compensation decisions within the context of the overall operation of the Company's compensation program and will consider what actions should be taken, if any, to continue to operate the compensation program in a tax effective manner.

                EXECUTIVE COMPENSATION AND SUCCESSION COMMITTEE

Joseph J. Castiglia, Chairman         Richard Aurelio                          Ben E. Lynch

     PROPOSAL 2: ADOPTION OF 2000 STOCK OPTION PLAN (Item 2 on Proxy Card)

    On February 11, 2000, the Executive Compensation and Succession Committee adopted the Company's 2000 Stock Option Plan (the "Plan"), effective May 19, 2000, subject to the approval of the Company's Common Stockholders. Approval of the Plan requires the affirmative vote of a majority of the votes cast by the holders of the Company's Common Stock at this Annual Meeting, provided a majority of the outstanding Common Stock has cast a vote. The 2000 Stock Option Plan serves as the successor to the Company's 1997 Stock Option Plan. After the effective date of the 2000 Stock Option Plan there will be no new grants of awards under the 1997 Stock Option Plan other than replacement awards, if any, related to options outstanding under the 1997 Stock Option Plan as of the effective date of the 2000 Stock Option Plan.

    The objective of the Plan is to provide senior management and certain other key employees of the Company and its affiliates with options to purchase shares of the Company's Common Stock. The Plan also provides for the granting by the Company of stock appreciation rights. These options and stock appreciation rights are intended to more closely align the financial interests of management with those of the Company's stockholders by providing long-term incentives to those individuals who can significantly affect the future growth and success of the Company. In addition, the Plan will enhance the Company's ability to attract and retain key individuals of superior ability.

ADMINISTRATION

    The Plan will be administered by the Executive Compensation and Succession Committee or such successor committee as may be appointed by the Board of Directors to administer the Plan (the "Committee"). The Committee will be composed of at least two non-employee members of the Board who shall be qualified to administer the Plan as contemplated by both Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee will have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions and determinations by the Committee will be final and binding upon all parties.

AWARDS

    Awards granted under the Plan may consist of any combination of incentive stock options within the meaning of Section 422 of the Code ("ISOs"); non-statutory stock options, which are not ISOs under Section 422 of the Code ("NSOs") (ISOs and NSOs are collectively referred to as "Options"); stock appreciation rights ("Stock Appreciation Rights"); and any other awards established by the Committee which are consistent with the purposes of the Plan (collectively, "Awards").

ELIGIBILITY AND PARTICIPATION

    The Committee will have the authority to grant Awards to such senior management and other key employees of the Company and its affiliates as the Committee may from time to time select. In determining the persons to whom Awards are to be granted and the number of such Awards, the

Committee will take into consideration the individual's present and potential contribution to the growth and success of the Company and such other factors as the Committee may deem proper and relevant. The Committee may request recommendations for individual awards from the Chairman. The Committee may delegate to the Chairman the authority to make Awards to any employees of the Company and its affiliates who are not executive officers covered by Section 16 of the Exchange Act, subject to a fixed maximum Award amount for such a group and a fixed maximum Award amount for any one participant, as determined by the Committee. Any employee of the Company and its affiliates is eligible to be selected for Awards. While no participants have yet been selected, it is anticipated that only a small fraction of the Company's and its affiliates' approximately 3,838 employees will be selected to receive Awards.

SHARES AVAILABLE FOR AWARDS

    The aggregate number of shares of the Company's Common Stock with respect to which Awards may be granted is 10,000,000 shares, less the total number of shares related to i) options and stock appreciation rights (including replacement awards) which have been granted under the Company's 1997 Stock Option Plan on or before the Effective Date (as defined in Article XI) and which have not been forfeited, and ii) replacement awards granted under the 1997 Stock Option Plan after the Effective Date. Any shares which relate to awards under the 1997 Stock Option Plan which after the Effective Date terminate by expiration, forfeiture, cancellation or otherwise without the delivery of shares, or are settled in cash in lieu of the Company Common Stock, will no longer be available for distribution under the 1997 Stock Option Plan, but will be available for distribution under the Plan. The aggregate number of shares is subject to adjustment by the Committee in the event of a stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination, exchange of shares or other similar corporate change. In the event of such a change, provision may be made by the Committee for cash payments to a participant who has an outstanding Option or other Award. For purposes of the calculation of the aggregate number of shares, shares of the Company's Common Stock that relate to (i) a Stock Appreciation Right which is exercised, or
(ii) any Award which terminates by expiration, forfeiture, cancellation or otherwise without the delivery of shares, or is settled in cash in lieu of the Company's Common Stock, shall again be available for grant under the Plan.

    No individual may be granted, during any one calendar year of the Plan, Awards, other than replacement awards, that relate in total to more than 400,000 shares of the Company's Common Stock, subject to adjustment by the Committee in the event of a stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination, exchange of shares or other similar corporate change. The number of shares to be covered by Awards granted to any individual or class of persons under the Plan is not determinable as of the date of this Proxy Statement because at this date no participants have been selected to receive Awards under the Plan.

    Shares of the Company's Common Stock delivered pursuant to the Plan may be either authorized but unissued Common Stock or previously issued shares of Common Stock reacquired by the Company, including shares purchased by the Company in the open market and held as treasury shares, or both. The closing market price per share of the Company's Common Stock on March 20, 2000 was $20 3/8.

OPTIONS

    Options issued under the Plan will entitle participants to purchase specified numbers of shares of the Company's Common Stock at specified exercise prices per share. The Committee will have the authority to determine the number of shares of Common Stock to be covered by each Option, the terms of each Option, the time or times when Options will be granted, and the exercise price per share of the Company's Common Stock subject to the Option.

    The exercise price of an Option may not be less than 100% of the fair market value of a share of the Company's Common Stock determined on the date such Option is granted. The exercise price may be payable in cash or its equivalent, or, to the extent permitted by the Committee, by tendering previously acquired shares of Common Stock or by a third party exercise procedure. In lieu of delivering shares covered by an exercised Option, the Committee, at its sole discretion, may settle the exercise of an Option by making a cash payment equal to the difference between the fair market value of the Company's Common Stock determined on the exercise date and the exercise price.

    Each Option shall be exercisable at such time or times, upon such events, and subject to such terms and conditions as the Committee may specify; provided, however, that no Option may be exercisable after the expiration of ten years from the date such Option is granted.

    Unless otherwise provided by the Committee, to the extent that all or any portion of the Option exercise price or taxes incurred in connection with the exercise of Options granted under the Plan is paid for by using other common shares of the Company or by the withholding by the Company of shares, and subject to the provisions of the Plan, participants will be granted replacement Options as additional awards.

    The Company, with the consent of the Committee and in compliance with applicable laws and regulations, may lend money to a participant, guarantee a loan to a participant or otherwise assist a participant to obtain the cash necessary to exercise all or any portion of an Option granted under the Plan, including the payment by a participant of any or all applicable taxes due in connection with the exercise of an Option under the Plan.

STOCK APPRECIATION RIGHTS

    The Committee may, in its sole discretion, grant Stock Appreciation Rights which are in tandem with Options or which are freestanding and unrelated to Options. Stock Appreciation Rights granted in tandem with Options will entitle a participant to receive from the Company, upon the exercise of the right, an amount equal to the excess of the fair market value of a share of the Company's Common Stock, determined on the date of the exercise of the right, over the exercise price of the related Option. The exercise of a Stock Appreciation Right issued in tandem with an Option will result in a corresponding cancellation of the related Option. In such case, the number of shares subject to the exercised Stock Appreciation Right and related cancelled Option shall again be available for purposes of calculating the number of shares in the aggregate available for grant under the Plan. The exercise of an Option in tandem with a Stock Appreciation Right will result in a cancellation of the related Stock Appreciation Right. In such case, the number of shares subject to such exercised Option and related cancelled Stock Appreciation

Right will not become available for purposes of calculating the number of shares in the aggregate available for grant under the Plan.

    A freestanding Stock Appreciation Right will entitle a participant, upon exercise of the right, to receive an amount equal to the excess of the fair market value of a share of the Company's Common Stock, determined on the date of the exercise of the right, over the fair market value of a share of the Company's Common Stock determined on the date of the grant of the Stock Appreciation Right.

    Stock Appreciation Rights will not be exercisable after the expiration of ten years from the date of grant. Upon their exercise, Stock Appreciation Rights will be settled in cash.

NONENFORCEABILITY AND OTHER TERMS AND CONDITIONS

    No Awards granted to an individual under the Plan will be assignable or transferable by the individual other than by will or the laws of descent and distribution, except that the Committee may provide for the transferability of Awards to certain parties. The Committee will provide in the agreements embodying the Awards the terms and conditions applicable to the Awards in the event of the participant's termination of employment due to retirement, death, disability or for any other reason and the effect, if any, of a Change in Control (as determined by the Committee) of the Company. The Plan does not allow for the repricing of Options by any method, including by cancellation and reissuance.

CHANGE IN CONTROL

    In order to preserve a participant's rights under an Award in the event of a Change in Control (as determined by the Committee) of the Company, the Committee, in its sole discretion, may, at the time an Award is made or at any time thereafter take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise of an Award,
(ii) provide for the purchase of the Award upon the participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable,
(iii) adjust the terms of the Award in a manner determined by the Committee to reflect the Change in Control, or (iv) make such other provisions as the Committee may consider equitable and in the best interests of the Company.

AMENDMENT AND TERMINATION OF PLAN

    The Committee may, in its sole discretion, terminate the Plan and, from time to time modify or amend the Plan for any reason; provided, however (i) the Plan shall not be amended or modified without shareholder approval if and to the extent shareholder approval is required under the applicable regulations under Sections 162(m) or 422 of the Code: (ii) the Plan shall not be amended or modified without shareholder approval so as to increase the number of shares which may be issued under the Plan; and (iii) the termination, modification or amendment of the Plan, shall not, without consent of a participant, adversely affect any rights under any Award previously granted to such participant. No awards will be granted pursuant to the Plan after May 18, 2010.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the principal federal income tax consequences under present law generally applicable to the grant and exercise of Options and Stock Appreciation Rights under the Plan. This summary is not intended to be complete and, among other things, does not describe state or local tax consequences.

    STOCK OPTIONS. The grant of an ISO or an NSO will not result in income for the grantee or in a deduction for the Company.

    The exercise of an NSO, whether payment is in cash or Common Stock, will result in ordinary income to the grantee and a deduction for the Company measured by the difference between the Option exercise price and the fair market value of the shares of Common Stock received (or which would have been received had the Company not elected to settle the NSO in cash) at the time of exercise. Income tax withholding will be required.

    If the exercise price of an NSO is paid in whole or in part in shares of Common Stock, no income, gain or loss is recognized on the exchange of the shares for new shares of Common Stock equal in value on the date of exercise to the shares delivered in payment of the exercise price, and, to the extent the new shares are equal in number to the shares surrendered, such new shares will take the basis and holding period of the shares delivered in payment. If the number of shares received exceeds the number of shares surrendered, the excess shares will take a basis equal to (i) the amount of cash, if any, paid upon exercise, plus (ii) the amount treated as compensation income received on the date of exercise, resulting in such shares having a basis equal to their fair market value and a holding period that begins on the date of the exercise of the NSO.

    The exercise of an ISO will not result in income to the grantee, nor will the Company be allowed a deduction. If (i) the grantee does not dispose of the shares of Common Stock within two years after the date of grant and holds such shares for more than one year after the receipt of the shares upon exercise and
(ii) the grantee is an employee of the Company during the period beginning on the date of grant and ending three months before the exercise date, the basis of the shares of Common Stock upon later disposition will be the Option exercise price, and any gain will be taxed to the employee as a long-term capital gain. At the same time, the Company will not be entitled to a deduction. The excess of the fair market value of the shares of Common Stock received, determined on the exercise date, over the Option exercise price (the "Excess Amount") is an item of tax preference for alternative minimum tax purposes.

    If the grantee disposes of the shares of Common Stock prior to the expiration of either of the two holding periods described in (i) in the preceding paragraph, the grantee will recognize ordinary income, and the Company will be entitled to a deduction equal to the lesser of the Excess Amount or the amount realized on the disposition minus the Option exercise price. Income tax withholding will not be required. Any gain in excess of the ordinary income portion will be taxable as a long-term or short-term capital gain, as the case may be.

    In general, if the exercise price of an ISO is paid in whole or in part in shares of Common Stock, rules analogous to those set forth for NSOs are applicable, with appropriate adjustment being made to the basis of the shares in order to reflect the Excess Amount upon which ordinary income tax has not been paid. If, however, the grantee uses Common Stock acquired pursuant to the exercise of an ISO and the required ISO holding periods with respect to that Common Stock have not been satisfied, then the usual nonrecognition provisions will not apply.

    STOCK APPRECIATION RIGHTS. The grant of a Stock Appreciation Right will not result in income to the grantee or a deduction for the Company. Upon the exercise of a Stock Appreciation Right, the grantee will recognize ordinary income, and the Company will be entitled to a deduction, measured by the cash received. Income tax withholding will be required.

    OTHER. Any payment, or acceleration of payment, of Awards under the Plan because of a change in control of the Company may cause part or all of the amount paid to be treated as an "excess parachute payment" under the Code which will not be deductible by the Company and which will subject the employee to a 20% federal excise tax.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE 2000 STOCK OPTION PLAN.

                            INDEPENDENT ACCOUNTANTS

    The Company has appointed PricewaterhouseCoopers LLP, a firm of independent certified public accountants, as auditors for the year 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to answer questions that you may have. From time to time PricewaterhouseCoopers LLP performs certain management advisory services for the Company.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

    For a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2001 Annual Meeting, it must be received by the Company's Secretary at P.O. Box 12904, Albany, New York, 12212-2904 by November 28, 2000. Under our By-Laws, if you wish to nominate candidates for election to the Board of Directors or if you wish to bring any matter before the 2001 Annual Meeting (other than those matters included in our proxy material), you must notify the Company's Secretary in writing by February 18, 2001. The notice must also meet certain other requirements.

                                 OTHER MATTERS

    We do not know of any other matters of business to be presented for action at the meeting. However, the enclosed form of proxy will confer discretionary authority for the transacting of any such other and further business if properly brought before the meeting or any adjournment thereof. If any such business is so brought before the meeting, the persons named in the enclosed form of proxy, or their substitutes, will vote according to their discretion.

    The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, should you later find it convenient to attend the meeting.

    State law requires the Company to inform stockholders of the initiation or renewal of insurance indemnifying itself and its officers and directors. This insurance, which is carried with Associated

Electric & Gas Insurance Services Limited, Energy Insurance Mutual Limited, and CNA Insurance Company, has been renewed for one year beginning October 28, 1999, at a premium of $184,348. In addition, the Pension Trust Liability Insurance, which is carried with Federal Insurance Company, covering the Company, its subsidiaries, and its directors and those officers considered fiduciaries under the Employee Retirement Income Security Act of 1974, has been renewed for one year beginning November 1, 1999 at a premium of $68,495.

                              COST OF SOLICITATION

    The accompanying proxy is solicited on behalf of the Board of Directors. The costs of this solicitation, including reimbursement of charges of brokerage houses and others for their expenses in forwarding proxy materials to beneficial owners of stock, will be paid by the Company. In addition, directors, officers, and employees of the Company or of NYSEG may solicit proxies by telephone, telegram or in person, without additional compensation. In addition, the Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies at an anticipated fee of approximately $14,500, plus reimbursement of out-of-pocket expenses incurred by that firm on behalf of the Company.

                                          By Order of the Board of Directors
                                          DANIEL W. FARLEY,
                                          SECRETARY

Dated: March 28, 2000

                                   EXHIBIT A
                            ENERGY EAST CORPORATION
                             2000 STOCK OPTION PLAN

I.  PLAN OBJECTIVE

    The objective of the 2000 Stock Option Plan (the "Plan") is to provide executives and certain other key employees of Energy East Corporation (hereinafter referred to as the "Company") and its Affiliates with options to purchase shares of the Company's Common Stock. The Plan also provides for the granting by the Company of stock appreciation rights to these employees. These options and stock appreciation rights are intended to more closely align the financial interests of management with those of the Company's stockholders by providing long-term incentives to those individuals who can significantly affect the future growth and success of the Company. In addition, the Plan will enhance the Company's ability to attract and retain executives and other key individuals of superior ability.

II.  DEFINITIONS

    "Affiliate" shall mean any company which qualifies as a "subsidiary corporation" or "parent corporation" of the Company under Section 424 of the Code, or any successor provision, or any other entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the equity.

    "Award" shall mean an Option granted to a Participant pursuant to
Article VI hereof, a Stock Appreciation Right granted to a Participant pursuant to Article VII hereof or any other award established by the Committee which is consistent with the purposes of the Plan.

    "Award Agreement" shall mean a written agreement (including any amendment or supplement thereto) between the Company and a Participant which specifies the terms and conditions of an Award granted to such Participant.

    "Board" shall mean the Board of Directors of Energy East Corporation.

    "Cashless Exercise" shall mean the exercise of an Option by a Participant through the use of a brokerage firm to make payment to the Company of the exercise price either from the proceeds of a loan to the Participant from the brokerage firm or from the proceeds of the sale of the Company's Common Stock issued pursuant to the exercise of the Option, and whereby, upon receipt of such payment, the Company delivers the exercised shares to the brokerage firm.

    "Chairman" shall mean the Chairman of Energy East Corporation.

    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

    "Fair Market Value" shall mean, with respect to any given date, the closing price of the Company's Common Stock on the New York Stock Exchange on the last trading day prior to that date, as reported by such responsible reporting service as the Committee may select.

    "Incentive Stock Option" shall mean a stock option granted under Article VI hereof which is intended to qualify as an incentive stock option under
Section 422 of the Code.

    "Key Employee" shall mean an officer or other employee whose efforts and initiative have significantly contributed or are expected to significantly contribute to the future growth and success of the Company or its Affiliates.

    "Non-Statutory Stock Option" shall mean a stock option granted under
Article VI hereof which is not intended to qualify as an incentive stock option under Section 422 of the Code.

    "Option" shall mean an Incentive Stock Option or a Non-Statutory Stock
Option.

    "Participant" shall mean an individual who is selected pursuant to
Article IV hereof to receive an Award under the Plan.

    "Rule 16b-3" shall mean Rule 16b-3 under Section 16(b) of the Exchange Act, or any successor provision, as amended from time to time.

    "Section 162(m)" shall mean Section 162(m) of the Code, or any successor provision, as amended from time to time, and any regulations thereunder.

    "Section 422" shall mean Section 422 of the Code, or any successor provision, as amended from time to time, and any regulations thereunder.

    "Stock Appreciation Right" shall mean (i) in the case of a Stock Appreciation Right issued in tandem with an Option pursuant to Article VII hereof, the right to receive an amount equal to the excess of the Fair Market Value of a share of the Company's Common Stock (determined on the date of the exercise of the Stock Appreciation Right) over the exercise price of the related Option or (ii) in the case of a freestanding Stock Appreciation Right issued pursuant to Article VII hereof, the right to receive an amount equal to the excess of the Fair Market Value of a share of the Company's Common Stock (determined on the date of the exercise of the Stock Appreciation Right) over the Fair Market Value of a share of the Company's Common Stock determined on the date of the grant of the Stock Appreciation Right.

III.  ADMINISTRATION

    The Plan shall be administered by the Executive Compensation and Succession Committee of the Board or such successor committee as may be appointed by the Board to administer the Plan (the "Committee"). The Committee shall be composed of at least two non-employee members of the Board who shall be qualified to administer the Plan as contemplated by both Rule 16b-3 and Section 162(m). The Committee shall have the authority to exercise all of the powers and authorities specifically granted to it under the Plan or necessary or desirable in the administration of the Plan, including, without limitation, the authority to select the employees to be granted Awards, the authority to determine the size and terms of the Awards to be granted to each employee and the authority to prescribe the form of Award Agreement embodying the Awards granted under the Plan. The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions and determinations by the Committee shall be final and binding upon all parties.

IV.  ELIGIBILITY AND PARTICIPATION

    Awards may be granted to such Key Employees of the Company as the Committee may from time to time select. In determining the individuals to whom Awards are to be granted and the number of such Awards, the Committee shall take into consideration the individual's present and potential contribution to the growth and success of the Company and such other factors as the Committee may deem proper and relevant. The Committee may request recommendations for individual Awards from the Chairman. The Committee may delegate to the Chairman the authority to make Awards to any employees of the Company who are not executive officers subject to Section 16 of the Exchange Act, subject to a fixed maximum Award amount for such a group and a fixed maximum Award amount for any one Participant, as determined by the Committee. Determinations as to Awards made to executive officers who are subject to Section 16 of the Exchange Act shall be made solely by the Committee. For purposes of participation in the Plan, the term "Company" includes the Company and its Affiliates.

V.  SHARES AVAILABLE FOR AWARDS

    A. AMOUNT OF STOCK

    Subject to adjustment as provided in Section C. of this Article V., the aggregate number of shares of the Company's Common Stock with respect to which Awards may be granted is 10,000,000 shares, less the total number of shares related to i) options and stock appreciation rights (including replacement awards) which have been granted under the Company's 1997 Stock Option Plan on or before the Effective Date (as defined in Article XI.) and which have not been forfeited, and ii) replacement awards granted under the 1997 Stock Option Plan after the Effective Date. Any shares which relate to awards under the 1997 Stock Option Plan which after the Effective Date terminate by expiration, forfeiture, cancellation or otherwise without the delivery of shares, or are settled in cash in lieu of the Company's Common Stock, will no longer be available for distribution under the 1997 Stock Option Plan, but will be available for distribution under the Plan. Shares of Common Stock delivered by the Company pursuant to the Plan may be either authorized but unissued Common Stock or previously issued shares of Common Stock reacquired by the Company, including shares purchased by the Company in the open market and held as treasury shares, or both. Awards may be made under the Plan in any combination of Incentive Stock Options, Non-Statutory Stock Options, Stock Appreciation Rights, or any other awards established by the Committee which are consistent with the purposes of the Plan.

    For purposes of this Section A., shares of the Company's Common Stock that relate to (i) a Stock Appreciation Right which is exercised, or (ii) any Award which terminates by expiration, forfeiture, cancellation or otherwise without the delivery of shares, or is settled in cash in lieu of the Company's Common Stock, shall thereafter again be available for grant pursuant to the Plan.

    B. INDIVIDUAL LIMITATIONS

    Subject to adjustment as provided in Section C. of this Article V., no individual may be granted, during any one calendar year of the Plan, Awards, other than replacement awards, that relate in total to more than 400,000 shares of the Company's Common Stock.

    C. DILUTION AND OTHER ADJUSTMENTS

    In the event of any change in the number of outstanding shares of the Company's Common Stock or the Common Stock price by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination, exchange of shares or other similar corporate change, if the Committee shall determine, in its sole discretion, that such change requires an adjustment in the number and kind of shares that may be issued under the Plan, or to any individual under the Plan, including the number and kind of shares which are subject to outstanding Options, or any other Award established by the Committee, or in the exercise price with respect to any of the foregoing, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan. If deemed appropriate by the Committee, provision may be made for the cash payment to a Participant who has an outstanding Option or other Award; provided, however, that the number of shares subject to any Option or other Award shall always be a whole number.

VI.  TERMS AND CONDITIONS OF OPTIONS

    A. GRANT OF OPTIONS

    Subject to the other provisions of the Plan, the Committee shall have sole authority to determine the employees to whom Options shall be granted, the time or times when Options shall be granted, the number of shares to be covered by each Option, the terms of each Option, the Option Price (as defined in Section B. of this Article VI.) therefor, and the conditions and limitations applicable to the exercise of each Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Statutory Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422.

    B. OPTION PRICE

    The Committee shall, in its sole discretion, establish the exercise price per share of the Company's Common Stock covered by an Option ("Option Price") at the time each Option is granted, which exercise price shall not be less than 100% of the Fair Market Value of the Company's Common Stock determined on the date of grant.

    C. EXERCISE OF OPTIONS AND GRANT OF REPLACEMENT OPTIONS

    Each Option shall be exercisable at such time or times, upon such events, and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement; provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of ten years from the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

    Unless otherwise provided by the Committee, Options shall be exercised by the delivery of a written notice from the Participant to the Secretary of the Company in the form prescribed by the Committee which sets forth the number of shares with respect to which the Option is exercised and which is accompanied by full payment for the shares. Unless otherwise provided by the Committee, no shares shall be delivered pursuant to any exercise of an Option until payment in full of the Option Price therefor is received by the Company. Such payment may be made in cash, or its equivalent, or, if and to the extent permitted by the Committee, by tendering (either actually or by attestation) shares of the Company's Common Stock owned by the holder of the Option (which are not subject to any pledge or other security interest), or by combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to the Option Price times the number of shares with respect to which the Option is being exercised. In addition, at the request of the Participant, and subject to applicable laws and regulations, the Company may (but shall not be required to) cooperate in a "Cashless Exercise" of the Option. As soon as practicable after receipt of the written notice and payment, the Company shall deliver to the Participant stock certificates based upon the number of shares with respect to which the Option is exercised and which are issued in the Participant's name. A Participant shall have the rights of a stockholder only with respect to shares for which such stock certificates have been issued to such Participant.

    Unless otherwise provided by the Committee, to the extent that all or any portion of the Option Price, or taxes incurred in connection with the exercise of an Option, are paid by delivery of the common shares of the Company (or, in the case of the payment of taxes, by the withholding of shares) then, concurrently with such delivery or withholding, the Participant shall be granted, as additional Awards, replacement Options, subject to the other provisions of the Plan. The replacement Options, to the extent permissible, shall cover the number of common shares surrendered to pay the Option Price plus the number of shares surrendered or withheld to satisfy the Participant's tax liability, shall have an exercise price equal to 100% of the Fair Market Value of such common shares determined on the date such replacement Option is granted, shall first be exercisable no earlier than six months from the date of the grant of the replacement Option, shall have an expiration date equal to the expiration date of the original Option and shall contain such other terms and conditions as determined by the Committee. A replacement Option shall be granted in connection with the exercise of an Option which is itself a replacement Option.

    The Committee, in its sole discretion, may, in lieu of delivering shares covered by an exercised Option, settle the exercise of the Option by means of a cash payment to the Participant equal to the difference between the Fair Market Value of the Company's Common Stock determined on the exercise date and the Option Price. At the same time, the Committee shall return to the Participant the Participant's payment, if any, for the shares covered by the Option.

    With the consent of the Committee, and subject to compliance with applicable laws and regulations, the Company, in its sole discretion, may lend money to a Participant, guarantee a loan to a Participant or otherwise assist a Participant to obtain the cash necessary to exercise all or any portion of an Option granted under the Plan, including the payment by a Participant of any or all applicable taxes due in connection with the exercise of an Option granted under the Plan.

VII.  STOCK APPRECIATION RIGHTS

    The Committee may, with sole and complete authority, grant Stock Appreciation Rights which are in tandem with an Option or which are freestanding and unrelated to an Option. A Stock Appreciation Right granted in tandem with an Option shall be granted at the same time as the Option is granted. Stock

Appreciation Rights shall be exercisable, in whole or in part, at such time or times, and subject to such other terms and conditions, as shall be prescribed by the Committee, provided that Stock Appreciation Rights shall not be exercisable after the expiration of ten years from the date of grant.

    Stock Appreciation Rights granted in tandem with Options shall entitle a Participant to receive from the Company, upon exercise of the right, an amount equal to the excess of the Fair Market Value of a share of the Company's Common Stock, determined on the date of the exercise of the right, over the exercise price of the related Option. A freestanding Stock Appreciation Right shall entitle a Participant to receive from the Company, upon exercise of the right, an amount equal to the excess of the Fair Market Value of a share of the Company's Common Stock, determined on the date of the exercise of the right, over the Fair Market Value of a share of the Company's Common Stock, determined on the date of the grant of the Stock Appreciation Right.

    The exercise of a Stock Appreciation Right granted in tandem with an Option shall result in a corresponding cancellation of the related Option to the extent of the number of shares of the Company's Common Stock as to which the Stock Appreciation Right is exercised. In such case, the number of shares subject to such exercised Stock Appreciation Right and related cancelled Option shall become available for grant under Article V. Section A. hereof. The exercise of an Option associated with a tandem Stock Appreciation Right shall result in a cancellation of the related Stock Appreciation Right to the extent of the number of shares of the Company's Common Stock as to which the Option is exercised. Notwithstanding such cancellation, the number of shares subject to any such exercised Option and related Stock Appreciation Right shall not become available for grant under Article V. Section A. hereof.

VIII.  AMENDMENTS AND TERMINATION

    The Committee may, in its sole discretion, at any time terminate the Plan and from time to time modify or amend the Plan, or any part hereof, for any reason; provided, however: (i) the Plan shall not be amended or modified without shareholder approval if and to the extent shareholder approval is required under the applicable regulations under Section 162(m) or Section 422; (ii) the Plan shall not be amended or modified without shareholder approval so as to increase the number of shares which may be issued under the Plan or to amend the provisions of Article X. Section D. hereof; and (iii) the termination, modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect any rights under any Award previously granted to such Participant. No Awards shall be granted pursuant to this Plan after May 18, 2010.

IX.  WITHHOLDING TAXES

    A. Whenever the Company is to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificates for such shares.

    B. Whenever payments under the Plan are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and local withholding tax requirements.

    C. The Committee, in its sole discretion, may provide that a Participant may satisfy, totally or in part, the Participant's obligations pursuant to Section A. hereof by electing to have shares withheld, to redeliver shares acquired under an Award, or to deliver previously owned shares having a Fair Market Value equal to the amount required to be withheld, provided that the election is made in writing on or prior to the date of exercise of the Option. The Fair Market Value of any shares of Common Stock to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

X. MISCELLANEOUS PROVISIONS

    A. Each Award hereunder shall be evidenced in writing by an Award Agreement. The Committee shall provide in the Award Agreement the terms and conditions applicable to an Award in the event of the Participant's termination of employment by reason of retirement, death, disability or any other reason and the effect thereon, if any, of a change in control (as determined by the Committee) of the Company.

    B. Nothing in the Plan or in any Award Agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such Participant.

    C. No Award shall be assignable or transferable otherwise than by will or the laws of descent and distribution, except that the Committee may provide in an Award Agreement for the transferability of an Award:

    (a) by gift to (i) a spouse or other family member, or (ii) a trust or an estate in which the original Participant or the Participant's spouse or other family member has a substantial interest; and

    (b) pursuant to a domestic relations order as defined in Section 414 of the Code, or any successor provision;

provided, however, that any Award so transferred shall continue to be subject to all terms and conditions contained in the Award Agreement. If so permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise the rights of the Participant under the Plan upon the death of the Participant.

    No right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

    D. Except for adjustments as provided in Section C. of Article V., hereof, the Option Price for any outstanding Option granted hereunder may not be decreased after its date of grant, nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower Option Price.

    E. The Plan shall be submitted to the common stockholders of the Company for approval. Options may not be granted, and Shares may not be delivered, under the Plan unless and until such time as such approval and authorization has been received. The common stockholders of the Company shall be deemed to have approved the Plan only if it is approved at a meeting of the common stockholders duly held by vote taken in the manner required by law.

    F. Notwithstanding anything to the contrary contained in the Plan or any Award Agreement, the Company shall not be required to issue shares of Common Stock until all applicable legal, listing, registration and regulatory requirements or approvals relating to the issuance have been satisfied or obtained.

    G. The Plan and all Award Agreements entered into pursuant to Award grants shall be governed by the laws of the State of New York, other than its conflicts of laws provisions. In the event of an inconsistency between any term of the Plan and any term of any Award Agreement, the terms of the Plan shall govern.

    H. It is the intent of the Company that this Plan comply in all respects with Rule 16b-3 in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person.

XI.  EFFECTIVE DATE

    Subject to the approval of the common stockholders, the Plan shall be effective as of May 19, 2000 ("Effective Date").

XII.  CHANGE IN CONTROL

    In order to preserve a Participant's rights under an Award in the event of a change in control (as determined by the Committee) of the Company, the Committee in its discretion may, at the time an Award is made or any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, or (iv) make such other provision as the Committee may consider equitable and in the best interests of the Company.

[LOGO]
ENERGYEAST

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            ENERGY EAST CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS

                                   P R O X Y

The undersigned appoints D.W. Farley, K.M. Jasinski, R.E. Rude or any one or more of them, with power of substitution, proxies of the undersigned, to vote, as specified, and in their discretion with respect to any other business properly brought before the meeting, all shares of stock of Energy East Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held on May 19, 2000, and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR ALL THE NOMINEES, FOR THE APPROVAL OF THE 2000 STOCK OPTION PLAN AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                                              ------------------
                                                               SEE REVERSE SIDE
                                                              ------------------

|X| PLEASE MARK VOTES
    AS IN THIS EXAMPLE

--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------

1. Election of Directors, as provided in     FOR ALL         WITHHOLD AUTHORITY
   the Company's Proxy Statement.            NOMINEES         TO VOTE FOR ALL
   (Instructions: TO WITHHOLD AUTHORITY    LISTED BELOW    NOMINEES LISTED BELOW
   to vote for any individual nominee,         |_|                  |_|
   print that nominee's name on the line
   provided below.) J.J. Castiglia, L.B.
   DeFleur, W.G. Rich, W.W. von Schack

   -------------------------------------

2. Approval of the 2000 Stock Option Plan.     FOR     AGAINST    ABSTAIN
                                               |_|       |_|        |_|

The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgement.

DATE:_____________________________________________________________________, 2000

________________________________________________________________________________

________________________________________________________________________________
SIGNATURE(S)

NOTE: This proxy should be marked, dated and signed by the stockholder(s) exactly as his name appears hereon, and returned promptly in the enclosed envelope. Persons signing as a fiduciary should so indicate. If shares are held by joint tenants or as community property, both must sign.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.